Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated July 31, 1998 relating to the consolidated financial statements of Agrilink Foods, Inc. appearing on page 22 of the Annual Report on Form 10-K of Agrilink Foods, Inc. for the year ended June 27, 1998. We also consent to the application of such report to the related Financial Statement Schedule for the three years ended June 27, 1998 listed under Item 14(a) of Agrilink Foods' Annual Report on Form 10-K for the year ended June 27, 1998 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this Financial Statement Schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Rochester, New York
September 14, 1998